Exhibit 4.3

STANTEC INC.

EMPLOYEE SHARE OPTION PLAN

March 30, 1994
(As Amended March 14, 1996)
(And as amended May 2, 2002)
(And as amended May 4, 2006) (And as amended September 7, 2006)
(And as amended February 22, 2007)

TABLE OF CONTENTS

General Provisions
Interpretation	1
Purpose	2
Administration	2
Shares Reserved	2
Limits with respect to Insiders	3
Non-Exclusivity	3
Amendment and Termination	4
Compliance with Legislation	5
Effective Date	6

Options
Grants	7
Option Price	7
Exercise of Options	7

STANTEC INC.

EMPLOYEE SHARE OPTION PLAN

1.	General Provisions
1.1	Interpretation

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Board” means the Board of Directors of the Corporation;
(b)	“Common Shares” means the Common Shares of the Corporation;
(c)	“Corporation” means Stantec Inc.;
(d)

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or a Subsidiary has a contract for substantial services;

(e)	“Eligible Person” means, subject to all applicable laws, any employee, officer or Consultant of the Corporation or any Subsidiary of the Corporation;
(f)	“Insider” means:
(i)

an insider as defined under Section 1(aa) of the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary, and

(ii)	an associate as defined under Section 1(c) of the Securities Act (Alberta) of any person who is an insider by virtue of (i) above.
(g)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;
(h)	“Participant” means Eligible Persons to whom Options have been granted;
(i)	“Plan” means this Share Option Plan of the Corporation;
(j)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(k)	“Subsidiary” means any company that is a subsidiary of the Corporation as defined under section 4 of the Securities Act (Alberta); and
(l)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.2	Purpose

The purpose of the Plan is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation, (iv) encouraging the Eligible Person to remain with the Corporation or its Subsidiaries, and (v) attracting new employees and officers.

1.3	Administration
(a)

The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than 3 directors. If a committee is appointed for this purpose, all references to the Board will be deemed to be references to the Committee.

(b)

Subject to the limitations of the Plan, the Board shall have the authority (i) to grant options to purchase Common Shares to Eligible Persons, (ii) to determine the terms, limitations, restrictions and conditions respecting such grants, (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with Section 1.8 hereof, as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.

1.4	Shares Reserved
(a)

The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall be equal to 2,257,063[1]. The maximum number of Common Shares which may be reserved for issuance to any one person under the Plan shall be 5% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other option to purchase Common Shares from treasury granted as a compensation or incentive mechanism.

_________________________

1  On May 4, 2006, the Stantec Inc. shareholders reserved 2,257,063 Common Shares for issuance as options pursuant to the ESOP. At that time, 718,561 options in respect of shares were issued and outstanding. Due to the subdivision of shares on a 2 for 1 basis, the number of Common Shares reserved for issuance is 4,514,126 pursuant to the ESOP and on May 4, 2006, 1,437,122 options in respect of shares were issued and outstanding.

Any Common Shares subject to an Option which for any reason is cancelled or terminated without having been exercised, shall again be available for grants under the Plan. No fractional shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

(b)

If there is a change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan, and (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. If the Corporation is reorganized, amalgamated with another corporation, or consolidated, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5	Limits with respect to Insiders
(a)

The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be 10% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to Insiders under any other Share Compensation Arrangement.

(b)

The maximum number of Common Shares which may be issued to Insiders under the Plan within a one year period shall be 10% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued under the Plan or any other Share Compensation Arrangement over the preceding one year period. The maximum number of Common Shares which may be issued to any one Insider under the Plan within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period.

(c)

Any entitlement to acquire Common Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the grantee becoming an Insider shall be excluded for the purposes of the limits set out in (a) and (b) above.

1.6	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

1.7	Amendment and Termination
(a)

Subject to subsection 1.7(c), and (d) the Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)

With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable, subject to the prior approval of the relevant stock exchanges.

(c)

          The approval of the Board and the Shareholders, and, as required by any stock exchange on which the Common Shares are listed, the approval of such stock exchange, shall be required for any of the following amendments to be made to the Plan:

(i)

any amendment to the number of Common Shares issuable under the Plan, including an increase in the fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(ii)	a reduction in the exercise price or purchase price of an Option (other than for standard anti-dilution purposes) held by or benefiting an Insider;
(iii)	an increase in the maximum number of Common Shares that may be issued to Insiders within any one year period or that are issuable to Insiders at any time;
(iv)	an extension of the term of an Option held by or benefiting an Insider;
(v)	any change to the definition of “Eligible Person” which would have the potential of broadening or increasing Insider participation;
(vi)	the addition of any form of financial assistance;
(vii)	any amendment to a financial assistance provision which is more favourable to Participants;
(viii)	the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

(ix)	the addition of a deferred or restricted share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the Corporation; and
(x)

any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide additional benefits to Eligible Persons, especially Insiders, at the expense of the Corporation and its existing Shareholders.

(d)

The Board may, without Shareholder approval but subject to receipt of requisite approval as required by the TSX, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in subsection 1.7(a) above including, without limitation:

(i)	amendments of a housekeeping nature;
(ii)	a change to the vesting provisions of an Option or the Plan;
(iii)	a change to the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiry date, except as contemplated in subsection 2.3(a) above; and
(iv)	the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve.
1.8	Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provisions shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

1.9	Effective Date

The Plan shall be effective on the date of the closing of an initial public offering of the Common Shares provided, however, that if all necessary approvals are not obtained by the Corporation prior to such date, the Plan and all Options and all grants hereunder shall be null and void and shall be of no effect.

2.	Options
2.1	Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2	Option Price

The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than the closing price of the Common Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of the grant.

The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) hereof.

2.3	Exercise of Options
(a)

Options granted must be exercised no later than 10 years after the date of grant or such lesser period as the regulations made pursuant to the Plan may require. Notwithstanding the foregoing, in the event that the term of an Option expires within or within three trading days following the end of a “blackout period” (as such term is contemplated in the Corporation’s insider trading policy, as may be amended from time to time) imposed by the Corporation which for greater certainty does not include a cease trade order imposed by any securities regulatory authority,, the Option shall expire on the date (the “Blackout Expiration Date”) that is ten trading days following the end of the blackout period. The Blackout Expiration Date shall not be subject to the discretion of the Board.

(b)	The Board may determine any Option will become exercisable and may determine that the Option shall be exercisable in instalments.
(c)

Options shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(d)	Except as otherwise determined by the Board:
(i)

if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 30 days after the Termination Date. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(ii)

if a Participant dies the legal representative of the Participant may exercise the Participant’s Options within six months after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death.

(e)	Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant.
(f)

The exercise price of each Common Share purchased under an Option shall be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

REGULATIONS UNDER EMPLOYEE SHARE OPTION PLAN

1.	In these regulations, words defined in the Plan and not otherwise defined herein shall have the same meaning as set forth in the Plan.
2.	No Option shall be granted under the Plan unless recommended by the Board.
3.	Not less than 100 Common Shares may be purchased at any one time upon exercise of a Participant’s Option unless the remainder of Common Shares subject to such Option totals less than 100.
4.

In the event that the legal representatives of a Participant who has died exercises the Participant’s Option in accordance with the terms of the Plan, the Corporation shall have no obligation to issue the Common Shares until evidence satisfactory to the Corporation has been provided by such legal representatives that such legal representatives are entitled to purchase the Common Shares under the Plan.

5.

Share certificates representing the number of Common Shares in respect for which the Option has been granted shall be issued in the name of the Participant, his legal representatives or as he or they may direct, upon payment in full of the purchase price therefor.

6.

Share certificates representing Common Shares issued and sold upon exercise of an Option will be held for safekeeping unless the Participant directs the Corporation otherwise at the time of payment for such Common Shares.

7.

Upon request the Corporation shall provide to a Participant without charge a copy of the Corporation’s most recent annual information form, management information circular, annual consolidated financial statements and management’s discussion and analysis of operating results and financial condition, as well as any interim financial statements and material change reports issued by the Corporation during the then current fiscal year. Requests for such documents shall be directed to the office of the Vice-President, Finance and Administration, of the Corporation.